Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of E*TRADE Financial Corporation of our report dated March 10, 2005 relating to the consolidated financial statements and financial statement schedule of E*TRADE Financial Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of E*TRADE Financial Corporation for the year ended December 31, 2004.

Filed on Form S-3:

Registration Statement Nos.:	333-98417, 333-100185, 333-104903, 333-41628, 333-98419

Filed on Form S-4:

Registration Statement Nos.:	333-91467, 333-62230, 333-117080

Filed on Form S-8:

Registration Statement Nos.:	333-12503, 333-52631, 333-62333, 333-72149, 333-35068, 333-35074, 333-37892, 333-44608, 333-44610, 333-54904, 333-56002, 333-113558, 333-91534

/s/    Deloitte & Touche LLP

McLean, Virginia

March 10, 2005